UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 22, 2024

Algorhythm Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41405	95-3795478
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6301 NW 5th Way, Suite 2900
Fort Lauderdale, FL	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(954) 596-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RIME	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On October 22, 2024, Algorhythm Holdings, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Company agreed to issue and sell to each purchaser (i) an Original Issue Discount Senior Secured Note with a principal amount equal to such purchaser’s subscription amount divided by 0.85 (each a “Note” and collectively, the “Notes”), and (ii) a number of shares of common stock of the Company, par value $0.01 equal to (i) 2,300,000 multiplied by (ii) such purchaser’s subscription amount divided by (iii) $2,000,000 (the “Shares”) (the transactions contemplated under the SPA, the “Offering”).

The aggregate gross proceeds to the Company were approximately $2.0 million, before deducting placement agent fees and expenses. The Company intends to use the net proceeds from the Offering for working capital and other general corporate purposes.

The Company agreed to certain registration rights with respect to the Shares, as described in the SPA. The Company also granted the purchasers a right to participate up to an amount of 20% in any issuance by the Company of common stock or common stock equivalents for cash, subject to certain exceptions, during the 90 days after the closing of the Offering.

Univest Securities LLC served as the placement agent in the Offering and received 7% of the gross proceeds received by the Company and reimbursement of the legal fees of its counsel.

The Offering closed on October 24, 2024. At the closing, the Company issued to the purchasers an aggregate of 2,300,000 shares of its common stock and Notes in the aggregate principal amount of $2,352,941. Immediately prior to the Company’s entry into the SPA, the Company had 11,896,273 shares of common stock issued and outstanding.

Original Issue Discount Senior Secured Note

At the closing, pursuant to the SPA, the Company issued a Note to each purchaser equal to such purchaser’s subscription amount divided by 0.85. The Notes were issued with an original issue discount of 15%. No interest shall accrue on the Notes unless and until an Event of Default (as defined in the Notes) has occurred, upon which interest shall accrue at a rate of fourteen percent (14.0%) per annum and shall be computed on the basis of a three hundred sixty (360)-day year and twelve (12) thirty (30)-day months and shall be payable on the maturity date, which is ninety (90) days from the issuance date of October 24, 2024.

The Notes contain certain Events of Default, including (i) the Company’s failure to pay any amount of principal, interest, redemption price or other amounts due under the Notes, (ii) any default under or redemption or acceleration of any indebtedness of the Company, as such term is defined in the transaction documents, (iii) bankruptcy of the Company or its subsidiaries, (iv) a final judgement or judgements for the payment of money in excess of $100,000, which is not discharged or stayed pending appeal within 10 days, and (v) any breach or failure to comply with any provision of the Note or any other transaction document. Upon the occurrence of any Event of Default and at any time thereafter, the Purchasers shall have the right to exercise all of the remedies under the Notes. Change of Control may result in Redemption at Option of Holder.

The Notes also provide for redemption upon a change of control, as such term is defined under the Notes and mandatory redemption upon the receipt of net proceeds from any offering of equity or debt by the Company. The Company also has the right to prepay the Notes.

The Notes are secured by a security interest in the assets and property of the Company and its subsidiaries and guaranteed by the Company’s subsidiaries, pursuant to the terms of a Guarantee Agreement entered into among the purchasers and the Company and each of its subsidiaries.

The Offering was not registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration under the Securities Act.

The foregoing descriptions of the SPA and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the SPA and Notes, forms of which are attached hereto as Exhibit 10.1 and 10.2 and are each incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the SPA and the issuance of Notes is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.02. The offer, sale and issuance pursuant to the SPA of the Notes, and Shares to the purchasers were made in reliance upon Section 4(a)(2) of the Securities Act, as amended and the rules and regulations promulgated thereunder, and/or Rule 506 promulgated thereunder

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Form of Securities Purchase Agreement
10.2	Form of Original Issue Discount Senior Secured Note
10.3	Form of Guarantee
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2024	Algorhythm Holdings, Inc.

	By:	/s/ Gary Atkinson
	Name:	Gary Atkinson
	Title:	Chief Executive Officer